Exhibit 99.1

SAIC Announces Fourth Quarter and Full Fiscal Year 2021 Results

Q4 Revenues of $1.7 billion; 11 percent growth
Q4 Diluted earnings per share: $1.05; adjusted diluted earnings per share(1): $1.67
Q4 Adjusted EBITDA(1) as a % of revenues of 9.3%; 8.9% for fiscal year 2021
Book to bill of 0.4 for the fourth quarter; 1.7 for fiscal year 2021
Share repurchases re-initiated during the fourth quarter

RESTON, VA, March 25, 2021—Science Applications International Corporation (NYSE: SAIC), a premier Fortune 500® technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the fourth quarter and full fiscal year ended January 29, 2021.
“SAIC has made rapid advancements to the business portfolio, financial profile, and return of capital over the past several years. And despite a challenging fiscal year 2021, SAIC continued that journey,” said Nazzic Keene, SAIC Chief Executive Officer. “Fourth quarter and full year results demonstrate our focus; revenue growth, margin expansion, and strong cash generation to be deployed for long-term shareholder value creation.”

Fourth Quarter and Full Fiscal Year 2021: Summary Operating Results

	Three Months Ended				Year Ended
	January 29, 2021	Percent change		January 31, 2020	January 29, 2021	Percent change		January 31, 2020
	(in millions, except per share amounts)
Revenues	$1,717	11%		$1,540	$7,056	11%		$6,379
Operating income	102	16%		88	390	5%		370
Operating income as a percentage of revenues	5.9%	20	bps	5.7%	5.5%	-30	bps	5.8%
Adjusted operating income(1)	109	5%		104	445	9%		410
Adjusted operating income as a percentage of revenues	6.3%	-50	bps	6.8%	6.3%	-10	bps	6.4%
Net income attributable to common stockholders	62	5%		59	209	(8)%		226
EBITDA(1)	153	25%		122	573	14%		503
EBITDA as a percentage of revenues	8.9%	100	bps	7.9%	8.1%	20	bps	7.9%
Adjusted EBITDA(1)	159	19%		134	627	17%		538
Adjusted EBITDA as a percentage of revenues	9.3%	60	bps	8.7%	8.9%	50	bps	8.4%
Diluted earnings per share	$1.05	4%		$1.01	$3.56	(7)%		$3.83
Adjusted diluted earnings per share(1)	$1.67	6%		$1.58	$6.27	11%		$5.66
Net cash provided by operating activities	$53	(23)%		$69	$755	65%		$458
Free cash flow(1)	$39	(37)%		$62	$709	62%		$437

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

COVID-19: Fourth Quarter and Full Fiscal Year Impact
The fourth quarter program revenue impact from the COVID-19 pandemic is estimated to be approximately $80 million and $4 million of adjusted EBITDA(1). For the full fiscal year, the program revenue impact is estimated to be approximately $250 million and $25 million of adjusted EBITDA(1). These impacts were primarily driven by reduced volume in our supply chain business, lower FAA training service revenues, and profit recovery on ready-state labor.
Fourth Quarter Summary Results
Revenues for the quarter increased $177 million, or 11%, compared to the prior year quarter primarily due to the acquisition of Unisys Federal. Excluding acquired revenues, revenues increased by 0.8% due to new business primarily supporting civilian customers and U.S. Air Force, partially offset by lower volume due to the COVID-19 pandemic, predominantly in the supply chain portfolio.
Operating income as a percentage of revenues increased to 5.9% for the three months ended January 29, 2021 as compared to 5.7% in the comparable prior year period primarily due the acquisition of Unisys Federal, lower acquisition and integration costs and strong program execution, partially offset by increased intangible asset amortization and the impacts of the COVID-19 pandemic.

Net income attributable to common stockholders for the quarter was $62 million, an increase of $3 million from the comparable prior year period primarily as the result of higher operating income, partially offset by higher interest expense and higher taxes.

Adjusted EBITDA(1) as a percentage of revenues for the quarter was 9.3%, compared to 8.7% for the prior year quarter due to the acquisition of Unisys Federal and solid program performance, partially offset by the impacts of the COVID-19 pandemic.

Diluted earnings per share was $1.05 and adjusted diluted earnings per share(1) was $1.67 for the quarter. The negative impact from acquisition and integrations costs and restructuring costs included within diluted earnings per share was $0.10 for the quarter. The weighted-average diluted shares outstanding during the quarter was 59.0 million shares.
Fiscal Year 2021 Summary Results
Revenues for the fiscal year increased $677 million compared to the prior year, primarily due to the acquisition of Unisys Federal. Adjusting for the impact of acquired revenues, revenues grew 0.6% due to new business primarily supporting the intelligence community and U.S. Air Force, and increased volume on existing programs. These increases were partially offset by the impacts of COVID-19 and completion of certain contracts.
Operating income as a percentage of revenues for the fiscal year was 5.5%, down from 5.8% of revenues in the prior fiscal year. The decrease in operating margin was primarily due to increased intangible asset amortization and the impacts of COVID-19, partially offset by the acquisition of Unisys Federal and gains related to the resolution of certain program contract matters.

Net income attributable to common stockholders for the fiscal year was $209 million, a decrease of $17 million from the prior fiscal year primarily due to higher interest expense, partially offset by higher operating income.

Adjusted EBITDA(1) as a percentage of revenues for the fiscal year increased to 8.9% of revenues, compared to 8.4% in the prior fiscal year. The increase was driven by the acquisition of Unisys Federal and gains related to the resolution of certain program contract matters, partially offset by the impacts of COVID-19.
Diluted earnings per share was $3.56 and adjusted diluted earnings per share(1) was $6.27 for the year. The negative impact from acquisition and integrations costs included within diluted earnings per share was $0.77 for the fiscal year. The weighted-average diluted shares outstanding during the year was 58.7 million shares.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Cash Generation and Capital Deployment
Total cash flows provided by operating activities for the fourth quarter were $53 million. The $16 million decrease in cash provided by operating activities compared to the prior year period was primarily due to higher income tax payments and a net increase in working capital, partially offset by higher profitability primarily related to Unisys Federal.
Total cash flows provided by operating activities for the year were $755 million, an increase of $297 million from the prior year, primarily due to sales of receivables under the MARPA facility ($185 million) and benefit from the deferral of payroll tax payments afforded by the CARES Act.
During the quarter, SAIC deployed $55 million of capital, consisting of $22 million in cash dividends, $19 million (approximately 0.2 million shares) of plan share repurchases, and $14 million of capital expenditures. In addition, SAIC made $23 million of term loan repayment in the fourth quarter. For the year, SAIC deployed $152 million of capital, consisting of cash dividends of $87 million, $46 million of capital expenditures, and plan share repurchases of $19 million. In addition, SAIC made $399 million of debt repayments in the fiscal year.
Quarterly Dividend Declared
Subsequent to fiscal year-end, the Company’s Board of Directors declared a cash dividend of $0.37 per share of the Company’s common stock payable on April 30, 2021 to stockholders of record on April 16, 2021. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

Backlog and Contract Awards
SAIC was awarded the following contracts during the quarter:
Notable New Business Awards:
U.S. Army Corps of Engineers Revolutionary Information Technology Services (RITS): SAIC was awarded a new $1.3 billion contract to provide enterprise technology support services to the Army Corps of Engineers. Under the five-year contract, SAIC will assist in providing modern and secure enterprise-wide IT support for more than 37,000 users in 43 geographic districts and over 1,500 field and project offices around the world.
Notable Recompete Awards:
U.S. Army AMCOM Hardware-in-the-Loop Aviation Services: SAIC was awarded a recompete contract, valued at $830 million, to continue providing hardware-in-the-loop (HWIL) aviation systems engineering services. Under the potential five and a half-year contract, SAIC will continue to provide systems engineering and integration services to all branches of the armed services.
Net bookings for the quarter were approximately $0.7 billion, which reflects a book-to-bill ratio of approximately 0.4. Net bookings for the year were approximately $11.9 billion, which reflects a book-to-bill ratio of approximately 1.7. In accordance with the company's backlog policy, bookings on awarded contracts are estimated realizable value, often less than awarded contract value but are re-evaluated over the life of the contract. In the fourth quarter of fiscal 2021, we included a valuation adjustment for open unfulfilled contracts, that in our judgment, may not be converted to future sales, but which have not been closed or de-obligated by the customer. The effect of this reduced backlog by $2.2 billion as of January 29, 2021. SAIC’s estimated backlog of signed business orders at the end of fiscal 2021 was approximately $21.5 billion of which $3.0 billion was funded.
SAIC was awarded the following contracts subsequent to the end of the quarter:
U.S. Army AMCOM S3I Modeling & Simulation Systems Engineering: SAIC was awarded a recompete contract, valued at $800 million over a five-year period of performance to continue providing engineering and professional services supporting systems-of-systems, live/virtual/constructive (LVC) and battlespace effectiveness models, simulations, and analysis.
U.S. Army AMCOM Hardware-in-the-Loop Modeling & Simulation Development: SAIC was awarded a recompete contract, valued at $3.6 billion over an eight and a half-year period of performance. Under the contract, SAIC will continue to provide engineering services to support the full life-cycle development and sustainment for force protection, trainers, and virtual, interactive, and multimedia systems.

U.S. Intelligence Community: SAIC was awarded a follow-on contract valued at $483 million, if all options are exercised, to support an intelligence space customer over a ten-year period of performance. Although the specific nature of the contract is classified, SAIC will continue to provide expertise that the customer requires to oversee the design, development, and initial operational capability of an extremely complex family of space systems, including space and ground segments as well as launch and user interfaces.

Other Notable News
SAIC Honored by FORTUNE's® World's Most Admired Companies List: SAIC was named by FORTUNE Magazine as one of the World’s Most Admired Companies and ranked sixth within the Information Technology Services category. This is the Company’s fourth recognition on FORTUNE’s list since SAIC’s inception in 2013.
SAIC Recognized by Human Rights Campaign Foundation as one of the Best Places to Work for LGBTQ Equality: SAIC received a perfect score on the Human Rights Campaign Foundation’s 2021 Corporate Equality Index (CEI), the nation’s foremost benchmarking survey and report measuring corporate policies and practices related to LGBTQ workplace equality. SAIC satisfied all of the CEI’s criteria, earning a 100% ranking and the designation as one of the Best Places to Work for LGBTQ Equality for the third consecutive year.

Fiscal Year 2022 Guidance
The Company's outlook for fiscal year 2022, to include expected impacts from the COVID-19 pandemic, is being provided. The guidance assumes six months of expected negative COVID-19 impact of between $150 million and $200 million in revenue and approximately $10 million to $15 million in adjusted EBITDA. The guidance also assumes that support currently provided under Section 3610 of the CARES Act continues through the end of fiscal year 2022 (January 28, 2022). The table below summarizes fiscal year 2022 guidance and represents our views as of March 25, 2021.

Fiscal Year
2022 Guidance
Revenue	$7.1 billion to $7.3 billion
Adjusted EBITDA Margin(1)	8.6% to 8.8%
Adjusted Diluted EPS(1)	$6.00 to $6.25
Free Cash Flow(1)	$430 million to $470 million

Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 5 p.m. Eastern time on March 25, 2021. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500® technology integrator driving our nation’s digital transformation. Our robust portfolio of offerings across the defense, space, civilian, and intelligence markets includes secure high-end solutions in engineering, IT modernization, and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective, and efficient solutions that are critical to achieving our customers' missions.
We are more than 26,000 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.1 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com
Media: Lauren Presti, +1.703.676.8982, lauren.a.presti@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS or adjusted EBITDA margin to GAAP net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including, but not limited to, amortization of acquired intangible assets and acquisition, integration and restructuring costs. As a result, the Company is not able to forecast GAAP diluted EPS or GAAP net income with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other
(1)Non-GAAP measure, see Schedule 5 for information about this measure.

filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Year Ended
	January 29, 2021	January 31, 2020	January 29, 2021	January 31, 2020
	(in millions, except per share amounts)
Revenues	$1,717	$1,540	$7,056	$6,379
Cost of revenues	1,517	1,373	6,264	5,673
Selling, general and administrative expenses	91	61	352	288
Acquisition and integration costs	7	18	54	48
Other operating income	—	—	(4)	—
Operating income	102	88	390	370
Interest expense	27	21	122	90
Other (income) expense, net	(3)	(2)	(3)	(6)
Income before income taxes	78	69	271	286
Provision for income taxes	(17)	(9)	(60)	(57)
Net income	$61	$60	$211	$229
Net (loss) income attributable to non-controlling interest	(1)	1	2	3
Net income attributable to common stockholders	$62	$59	$209	$226
Weighted-average number of shares outstanding:
Basic	58.3	57.8	58.1	58.4
Diluted	59.0	58.5	58.7	59.0
Earnings per share:
Basic	$1.07	$1.02	$3.60	$3.87
Diluted	$1.05	$1.01	$3.56	$3.83

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	January 29, 2021	January 31, 2020
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$171	$188
Receivables, net	962	1,099
Inventory, prepaid expenses and other current assets	156	143
Total current assets	1,289	1,430
Goodwill	2,787	2,139
Intangible assets, net	1,138	711
Property, plant, and equipment, net	108	91
Operating lease right of use assets	236	190
Other assets	165	150
Total assets	$5,723	$4,711

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$861	$814
Accrued payroll and employee benefits	346	244
Long-term debt, current portion	68	70
Total current liabilities	1,275	1,128
Long-term debt, net of current portion	2,447	1,851
Operating lease liabilities	205	172
Other long-term liabilities	244	133
Total common stockholders' equity	1,542	1,417
Non-controlling interest	10	10
Total stockholders' equity	1,552	1,427
Total liabilities and stockholders' equity	$5,723	$4,711

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Year Ended
	January 29, 2021	January 31, 2020	January 29, 2021	January 31, 2020
	(in millions)
Cash flows from operating activities:
Net income	$61	$60	$211	$229
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48	33	179	131
Amortization of off-market customer contracts	(4)	—	(15)	—
Amortization of debt issuance costs	2	2	21	7
Deferred income taxes	(5)	17	12	44
Stock-based compensation expense	12	8	42	37
Impairment of right of use assets	2	5	2	5
Loss on divestiture	—	—	10	—
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of the acquisitions:
Receivables	90	18	221	(50)
Inventory, prepaid expenses, and other current assets	(1)	(1)	8	(10)
Other assets	(3)	(33)	(14)	(34)
Accounts payable and accrued liabilities	(85)	1	(76)	62
Accrued payroll and employee benefits	(46)	(75)	95	3
Operating lease assets and liabilities, net	2	(2)	(5)	(4)
Other long-term liabilities	(20)	36	64	38
Net cash provided by operating activities	53	69	755	458
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(14)	(7)	(46)	(21)
Purchases of marketable securities	(1)	(1)	(6)	(24)
Sales of marketable securities	1	1	9	3
Cash paid for acquisitions, net of cash acquired	—	—	(1,202)	—
Proceeds from divestiture	13	—	17	—
Other	(1)	—	(3)	(5)
Net cash used in investing activities	(2)	(7)	(1,231)	(47)
Cash flows from financing activities:
Dividend payments to stockholders	(22)	(22)	(87)	(87)
Principal payments on borrowings	(23)	(16)	(399)	(274)
Issuances of stock	4	3	13	10
Stock repurchased and retired or withheld for taxes on equity awards	(21)	(1)	(34)	(197)
Proceeds from borrowings	—	—	1,000	100
Debt issuance costs	—	—	(27)	—
Distributions to non-controlling interest	—	—	(2)	(7)
Net cash (used in) provided by financing activities	(62)	(36)	464	(455)
Net (decrease) increase in cash, cash equivalents and restricted cash	(11)	26	(12)	(44)
Cash, cash equivalents and restricted cash at beginning of period	201	176	202	246
Cash, cash equivalents and restricted cash at end of period	$190	$202	$190	$202

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	January 29, 2021	October 30, 2020	January 31, 2020
	(in millions)
Funded backlog	$3,024	$3,346	$2,569
Negotiated unfunded backlog	18,524	19,207	12,748
Total backlog	$21,548	$22,553	$15,317
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite-delivery, indefinite-quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Year Ended
	January 29, 2021	January 31, 2020	January 29, 2021	January 31, 2020
	(in millions)
Net income	$61	$60	$211	$229
Interest expense and loss on sale of receivables	27	21	124	90
Interest income	—	(1)	(1)	(4)
Provision for income taxes	17	9	60	57
Depreciation and amortization	48	33	179	131
EBITDA(1)	$153	$122	$573	$503
EBITDA as a percentage of revenues	8.9%	7.9%	8.1%	7.9%
Acquisition and integration costs	7	18	54	48
Restructuring costs	—	—	4	—
Depreciation included in acquisition and integration costs	(1)	(4)	(1)	(5)
Recovery of acquisition and integration costs and restructuring costs	—	(2)	(3)	(8)
Adjusted EBITDA(1)	$159	$134	$627	$538
Adjusted EBITDA as a percentage of revenues	9.3%	8.7%	8.9%	8.4%

Operating income	$102	$88	$390	$370
Operating income as a percentage of revenues	5.9%	5.7%	5.5%	5.8%
Acquisition and integration costs	7	18	54	48
Restructuring costs	—	—	4	—
Recovery of acquisition and integration costs and restructuring costs	—	(2)	(3)	(8)
Adjusted operating income(1)	$109	$104	$445	$410
Adjusted operating income as a percentage of revenues	6.3%	6.8%	6.3%	6.4%

EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude acquisition and integration costs and restructuring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's significant acquisitions of Unisys Federal and Engility. The recovery of acquisition and integration costs and restructuring costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted diluted earnings per share

	Three Months Ended		Year Ended
	January 29, 2021	January 31, 2020	January 29, 2021	January 31, 2020
Diluted earnings per share	$1.05	$1.01	$3.56	$3.83

Acquisition and integration costs and restructuring costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	0.12	0.27	0.94	0.67
Tax effect of acquisition and integration costs and restructuring costs, divided by diluted WASO	(0.02)	(0.03)	(0.17)	(0.13)
Net effect of acquisition and integration costs and restructuring costs, divided by diluted WASO	0.10	0.24	0.77	0.54

Amortization of intangible assets, divided by diluted WASO	0.66	0.38	2.50	1.61
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.14)	(0.05)	(0.56)	(0.32)
Net effect of amortization of intangible assets, divided by diluted WASO	0.52	0.33	1.94	1.29

Adjusted diluted earnings per share(1)	$1.67	$1.58	$6.27	$5.66
Adjusted diluted earnings per share is a performance measure that excludes acquisition and integration costs and restructuring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's recent acquisitions of Unisys Federal and Engility. The acquisition and integration costs and restructuring costs are net of the portion of costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended		Year Ended
	January 29, 2021	January 31, 2020	January 29, 2021	January 31, 2020
	(in millions)
Net cash provided by operating activities	$53	$69	$755	$458
Expenditures for property, plant, and equipment	(14)	(7)	(46)	(21)
Free cash flow(1)	$39	$62	$709	$437
Cash used (provided) by MARPA Facility	15	—	(185)	—
Free cash flow excluding MARPA Facility(1)	$54	$62	$524	$437

FY22 Guidance
(in millions)
Net cash provided by operating activities	$475 to $525
Expenditures for property, plant, and equipment	$45 to $55
Free cash flow(1)	$430 to $470

Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. Additionally, the Company provides free cash flow excluding the Master Accounts Receivable Purchasing Agreement (MARPA) for the sale of certain designated eligible U.S. government receivables. Under the MARPA, the Company can sell eligible receivables up to a maximum amount of $300 million. The Company provides free cash flow excluding MARPA to allow investors to more easily compare current period results to prior period results and to results of our peers. These measures should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.